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                                                                    Exhibit 15.1

The Board of Trustees
Archstone Communities Trust

Re:  Registration Statement on Form S-3

     With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated April 25, 2000 July 26, 2000 and October 26, 2000 related to our review of interim financial information for the periods ended March 31, 2000 and 1999, June 30, 2000 and 1999 and September 30, 2000 and 1999 of Archstone Communities Trust. Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                                    KPMG LLP
Chicago, Illinois
November 22, 2000